EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated effective October 14, 2011 (the “Effective Date”), between US Highland, Inc., an Oklahoma corporation, (the “Company”), and John R. Fitzpatrick, III, an individual (the “Employee”).

W I T N E S E T H:

WHEREAS, Company desires to engage and retain Employee so that he may provide certain duties and services to Company with respect to the business and affairs of Company and Employee desires to provide such duties and services.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, Company and Employee agree as follows:

1.               Appointment.   Company does hereby appoint, engage and retain Employee as its employee and representative with respect to the matters set forth in Section 2, and Employee hereby accepts such appointment, engagement and retention as an employee to Company. Employee understands that he will be accountable to the Board from which he will receive assignments and to which he will report to on all assignments and functions of the Company.

2.               Duties of Employee.    During the term of this Agreement Employee shall provide general management services, the development and implementation of sales and marketing, and efforts in connection with the expansion of services, operations management, and advise the Company regarding its overall progress, needs and condition. Employee agrees to abide by all Company policies and procedures including but not limited to those contained within the employee handbook. Employee further agrees to provide, on a timely basis, the following enumerated services plus any additional services contemplated thereby:

a)      Manage and be responsible for company P&L, including responsibility for all facets of enterprise management affecting the P&L;

b)      Direct the establishment and maintenance of a corporate budget;

c)      Deliver general management services to include sales, marketing and operations management;

d)     Drive the implementation of short range and long term planning and implementation to fully develop and enhance Company’s assets, resources, products and services;

e)      Oversee and direct the strategic planning for the sales and marketing programs as required;

f)       Support the implementation of the sales and marketing programs to assist Company in broadening the markets for its business and services and promote the image of Company and its business and services;

g)      Recommend and assist the Company relative to recruitment of management and sales representation, strategic locations and markets available, and services most needed;

h)      Procurement and purchase of equipment and advice regarding physical facility needs;

i)        Develop and deliver regular executive level reporting to the board of directors, as approved by the board.

EMPLOYMENT AGREEMENT

3.               Compensation.

3.1       Salary.   In consideration of Employee entering into this Agreement and his performance of his duties, Company hereby covenants and agrees to pay Employee a salary of $8,000 monthly during the term beginning October 14, 2011 and will transition to $10,000 monthly at the beginning of the seventh (7th) month anniversary and further to $12,000 at the beginning of the tenth (10th) month anniversary.

3.2       Reimbursement of Expenses.   Company shall reimburse Employee for all reasonable and agreed upon business expenses incurred by Employee in connection with the duties to be provided hereunder, including travel, lodging, meals and entertainment undertaken at the direction of Company. Personal vehicle perk to be offered at time of revenue generation from unit sales. Revenue generation is defined as EBITDA revenue which is to be reported on a calculated and reported on a quarterly basis.

3.3       Employee to receive management incentive of 3% of EBITDA for Company. Incentive will be tracked per a written accounting document that will be created and maintained throughout the employment period. The incentive plan can be modified during the time of employment with mutual acknowledgement by the Company and the Employee. Incentive payments will be accrued monthly and paid quarterly with each quarter to stand alone on a non-cumulative basis.

3.4       Employee shall be able to participate in an ERISA compliant employee stock option program to be developed and approved by the board of directors.  The ERISA compliant Company plan will be established prior to the last day of November 2011. The ERISA compliant employee stock option program will be added to this agreement as an addendum with mutual execution of the addendum by both the Employee and the Company.

4.               Title.    Company shall elect Employee as President and CEO.  Employee’s duties and obligations are contained solely within this Agreement and as are common and consistent to the position of President and CEO.

5.               Term.   The terms of this Agreement and the rights, duties and obligations of the parties hereunder shall commence on the date hereof and terminate three (3) years after the Effective Date; provided, however, this Agreement will continue from year to year thereafter unless Employee or Employer gives thirty (30) days’ advance notice of termination or unless sooner terminated for “just cause” as set forth in paragraph 6 below.

6.               Termination.   This Agreement may be terminated only for “just cause” by Company at any time upon notice to Employee, which notice shall contain a full and detailed account of all of the specific facts on which such dismissal is based.  For purposes of this Agreement, “just cause” means:  (i) Employee’s gross inattention to duties for a substantial length of time; or (ii) moral turpitude; or (iii) inability to execute on mutually agreed upon Board approved business objectives. In the event of Employee’s death or incapacity for more than one hundred and twenty (120) days during the term of this Agreement, it shall terminate immediately.

7.               Severance.      In the event of termination, employee understands and agrees that he will not receive severance benefits unless he signs a General Release. However, in consideration of Employee's release, Employer will:

EMPLOYMENT AGREEMENT

a)      pay Employee severance pay according to the following schedule:

If terminated between October 14, 2011 (start date) through October 14, 2012 then two (2) months severance shall be paid to employee; or

if terminated between October 14, 2012 through October 14, 2013, then an additional two (2) months severance will be accrued equaling a total of four (4) months severance that shall be paid to employee; or

if terminated between October 14, 2013 through October 14, 2014, then an additional two (2) months severance shall be accrued for a total of six (6) months severance that shall be paid to employee; and

b)      continue to provide coverage to Employee under its existing group health, vision and dental plans on the same terms as existed on the last date of employment for three (3) months after severance.

Employee agrees that he is not entitled to and shall not receive any compensation for any sick days, vacation days, personal days, bonus or otherwise, except as expressly provided for in the Company employee handbook.

8.                  Waiver of Contractual Right.   The failure of either party to enforce any provision to this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce complete and strict compliance with every provision of this Agreement.

9.                  Assignment.   This Agreement is personal to the parties and may not be assigned without the prior written consent of the other party; provided, however, Employer may assign the benefits of, but not the obligations of, this Agreement to any entity over which Employee exercises management control.

10.              Confidentiality, Non-Competition and Nonsoliscitation. The attached non-compete agreement will remain in full effect for the term of this agreement and for the term detailed in the Confidentiality, Non-Competition and Nonsoliscitation Agreement attached hereto.

11.              Entire Agreement; Amendments.   This Agreement contains the entire agreement and understanding between Company and Employee relating to the subject matter hereof, and all prior oral or written agreements with respect thereto are superseded and rescinded.  This Agreement may not be amended, modified or supplemented in any respect except by a subsequent written agreement executed by both Company and Employee.

12.              Governing Law.   This Agreement is intended to be construed in accordance with the laws of the State of Oklahoma.

13.              Severability.   If any part of a provision or entire provision of this Agreement shall be held to be invalid or unenforceable for any reason, including, but not limited to, the part of any provision or entire provision regarding confidentiality, non-disclosure and non-competition, the remaining portion of the provision or remaining provision shall continue to be valid and enforceable as the case may be.  If a court finds that any provisions of this Agreement are invalid or unenforceable, but that by limiting the scope of any such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective on the date and year first above written.

US Highland, Inc. (“Company”)	“Employee”
Per: /s/ JOHN R. FITZPATRICK, III	Signature: /s/ JOHN R. FITZPATRICK, III
Authorized Signatory	Print: John R. Fitzpatrick, III
Date: October 14, 2011	Date: October 14, 2011

CONFIDENTIALITY,NON-COMPETITION AND NONSOLICITAION AGREEMENT

1.      Covenants Regarding Confidential Information, Trade Secrets and Other Matters. Employee covenants and agrees as follows:

a.       Definitions. For purposes of this Agreement, the following terms are defined as follows:

                          i.      "Trade Secret" means all information possessed by or developed for the Company or any of its subsidiaries, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

                        ii.      "Confidential Information" means information, to the extent it is not a Trade Secret, which is possessed by or developed for the Company or any of its subsidiaries and which relates to the Company's or any of its subsidiaries' existing or potential business or technology, which information is generally not known to the public and which information the Company or any of its subsidiaries seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by the Company or any of its subsidiaries from others which the Company or any of its subsidiaries has an obligation to treat as confidential.

b.      Nondisclosure of Confidential Information. Except as required in the conduct of the Company's or any of its subsidiaries' business or as expressly authorized in writing on behalf of the Company or any of its subsidiaries, Employee shall not use or disclose, directly or indirectly, any Confidential Information during the period of his employment with the Company. In addition, following the termination for any reason of Employee's employment with the Company, Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known in the industry in which the Company conducts its business. This prohibition also does not prohibit Employee's use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets.

c.       Trade Secrets. During Employee's employment by the Company, Employee shall do what is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of the Company's or any of its subsidiaries' Trade Secrets and, after termination of employment, Employee shall not use or disclose the Company's or any of its subsidiaries' Trade Secrets as long as they remain, without misappropriation, Trade Secrets.

d.      The provisions of paragraphs (b) and (c) above will not be deemed to prohibit any disclosure that is required by law or court order, provided that Employee has not intentionally taken actions to trigger such required disclosure and the Company is given reasonable prior notice and an opportunity to contest or minimize such disclosure.

CONFIDENTIALITY,NON-COMPETITION AND NONSOLICITAION AGREEMENT

2.      Non-competition.

a.       During Employment. During Employee's employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner in any other capacity, in any competition with the Company or any of its subsidiaries.

b.      Subsequent to Employment. For a two year period following the termination of Employee's employment for any reason or without reason, Employee shall not in any capacity (whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter), directly or indirectly advise, manage, render or perform services to or for any person or entity which is engaged in a business competitive to that of the Company or any of its subsidiaries within any geographical location wherein the Company or any of its subsidiaries produces, sells or markets its goods and services at the time of such termination or within a one-year period prior to such termination.

3.      Nonsolicitation. For a two year period following the termination of Employee's employment for any reason or without reason, Employee shall not solicit or induce any person to leave who was an employee of the Company or any of its subsidiaries on the date of Employee's termination or within three months prior to leaving his or her employment with the Company or any of its subsidiaries.

4.      Return of Documents. Immediately upon termination of employment, Employee will return to the Company, and so certify in writing to the Company, all the Company's or any of its subsidiaries' papers, documents and things, including information stored for use in or with computers and software applicable to the Company's and its subsidiaries' business (and all copies thereof), which are in Employee's possession or under Employee's control, regardless whether such papers, documents or things contain Confidential Information or Trade Secrets.

5.      No Conflicts. To the extent that they exist, Employee will not disclose to the Company any of Employee's previous employer's confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties.

6.      Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee, (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Employee's livelihood in the event of termination of Employee's employment by the Company and the strict enforcement of the covenants contained herein.

7.      Equitable Relief and Remedies. Employee acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, the Company shall in any such event be entitled to obtain injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party's costs (including, without limitation, reasonable attorneys' fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity or by statute.

CONFIDENTIALITY,NON-COMPETITION AND NONSOLICITAION AGREEMENT

US Highland, Inc. (“Company”)	“Employee”
Per: /s/ JOHN R. FITZPATRICK, III	Signature: /s/ JOHN R. FITZPATRICK, III
Authorized Signatory	Print: John R. Fitzpatrick, III
Date: October 14, 2011	Date: October 14, 2011